Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement (Form S-3 No. 333-173542) of Overland Storage, Inc. (the “Company”) of our report dated September 24, 2010, relating to the consolidated financial statements of the Company, which report appears in the Company’s Annual Report on Form 10-K for the year ended June 27, 2010 (and expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Moss Adams LLP

San Diego, California

May 17, 2011